UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2017

DIVERSIFIED RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	None	98-0687026
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1789 W. Littleton Blvd.
Littleton, CO 80120
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:   (303) 797-5417

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

Attached are:

●	The Company's unaudited financial statements for the three and six months ended April 30, 2017; and
●	Information concerning the Company's officers, directors and principal shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 15, 2017

DIVERSIFIED RESOURCES, INC.

By:	/s/ Paul Laird
Paul Laird, Chief Executive Officer

  FINANCIAL STATEMENTS

Diversified Resources, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 30,	October 31,
	2017	2016

ASSETS
CURRENT ASSETS
Cash	$289,057	$197,389
Accounts receivable, trade	1,281,793	1,543,652
Prepaid assets	119,752	73,857
Accrued revenue	210,952	470,494
Total current assets	1,901,554	2,285,392

LONG-LIVED ASSETS
Property and Equipment, net of accumulated depreciation and
amortization of $1,730,897 and $1,456,242	7,303,775	8,807,447
Bonds and deposits	160,000	160,897
Oil and gas properties - proved developed (successful efforts method)
net of accumulated depletion and impairment of $2,690,921 and $2,690,921	1,215,294	1,215,294
Oil and gas properties - proved undeveloped (successful efforts method)	1,241,722	1,241,724
Oil and gas properties - unproved (successful efforts method)	2,932,730	2,932,730
Land and other equipment	214,088	340,257
Goodwill	4,464,221	4,735,139

Total assets	$19,433,384	$21,718,878

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,977,962	$1,726,042
Accounts payable, related party	463,432	400,845
Current portion of notes payable	3,983,066	1,384,191
Note payable – related party	107,070	107,070
Accrued interest, related party	31,390	26,081
Accrued liability	110,698	441,744
Line of credit	119,014	174,862
Accrued expenses	488,335	609,570
Total current liabilities	7,280,968	4,870,408

LONG TERM LIABILITIES
Long term debt, notes payable	4,206,630	8,622,519
Drilling fund	748,895	-
Asset retirement obligation	375,858	362,350

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value 50,000,000 shares authorized	-	-
Common stock, $0.001 par value, 450,000,000 shares authorized,
42,305,352 and 44,883,462 shares issued and outstanding in 2017 and 2016, respectively	42,305	44,884
Additional paid in capital	20,090,444	20,087,866
Accumulated deficit	(13,311,716)	(12,269,149)
Total stockholders' equity	6,821,033	7,863,601

Total liabilities and stockholders' equity	$19,433,384	$21,718,878

See accompanying notes to the consolidated financial statements.

Diversified Resources, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 30,	April 30,
	2017	2016

Operating revenues
Oil and gas sales	$13,645	$81,498
Oilfield and construction services	2,821,028	3,771,190
Revenue - other	3,229	59,700
Total operating revenue	2,837,902	3,912,388

Cost of services
Subcontractor expenses	788,931	811,365
Field payroll	842,302	1,894,998
Fuel expenses	103,821	207,466
Equipment rental	227,283	119,026
Material	18,070	249,040
Total cost of services	1,980,407	3,281,895

Gross margin	857,495	630,493

Operating expenses
Lease operating expenses	37,095	144,839
General and administrative	831,982	1,008,224
Legal expense	-	750,000
Insurance expense	106,767	339,134
Depreciation and depletion expense	234,246	533,057
Production tax and royalty expense	27,869	13,324
Accretion expense	9,360	8,736
Total operating expenses	1,247,319	2,797,314

(Loss) from operations	(389,824)	(2,166,821)

Other income (expense)
Loss on sale of assets	(3,389)
Interest expense	(49,501)	(45,081)
Other income (expense), net	(52,890)	(45,081)

Net (loss)	$(442,714)	$(2,211,902)

Net (loss) per common share
Basic and diluted	$(0.01)	$(0.06)

Weighted average shares outstanding
Basic and diluted	42,137,988	39,733,808

See accompanying notes to the consolidated financial statements.

Diversified Resources, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	April 30,	April 30,
	2017	2016

Operating revenues
Oil and gas sales	$57,433	$116,046
Oilfield and construction services	6,033,653	3,771,190
Revenue - other	7,672	59,700
Total operating revenue	6,098,758	3,946,936

Cost of services
Subcontractor expenses	1,932,084	811,365
Field payroll	1,688,668	1,894,998
Fuel expenses	235,871	207,466
Equipment rental	442,543	119,026
Material	84,305	249,040
Total cost of services	4,383,471	3,281,895

Gross margin	1,715,287	665,041

Operating expenses
Lease operating expenses	135,258	226,527
General and administrative	1,695,365	1,285,285
Legal expense	-	750,000
Insurance expense	222,946	339,134
Depreciation and depletion expense	520,743	615,337
Production tax and royalty expense	39,530	21,566
Accretion expense	13,508	22,060
Total operating expenses	2,627,350	3,259,909

(Loss) from operations	(912,063)	(2,594,868)

Other income (expense)
Loss on disposition of assets	(31,041)	-
Interest expense	(102,551)	(103,864)
Other income (expense), net	(133,592)	(103,864)

Net (loss)	$(1,045,655)	$(2,698,732)

Net (loss) per common share
Basic and diluted	$(0.02)	$(0.08)

Weighted average shares outstanding
Basic and diluted	44,670,277	32,707,725

See accompanying notes to the financial statements.

Diversified Resources, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	April 30,	April 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(143,263)	$563,287

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of property and equipment		(121,753)
Proceeds from sale of assets	655,164	-
Net cash provided by (used in) investing activities	655,164	(121,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drilling fund	500,000	-
Proceeds from notes payable	-	60,000
Payments on notes payable	(920,234)	-
Net cash provided by (used in) financing activities	(420,233)	60,000

INCREASE IN CASH	91,668	501,534

BEGINNING BALANCE	197,389	21,706

ENDING BALANCE	$289,057	$523,240

Cash paid for income taxes	$-	$-
Cash paid for interest	$102,551	$103,864

Non-cash investing and financing activities:
Acquisition of Diversified Energy Services, Inc.:
Common stock issued	-	10,016,355
Notes payable issued	-	2,000,000

See accompanying notes to the consolidated financial statements.

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2017

NOTE 1 – BASIS OF PRESENTATION

The interim consolidated financial statements of Diversified Resources, Inc. ("we", "us", "our", "Diversified", or the "Company") are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part, but not limited to, interest rates, drilling risks, geological risks, the timing of acquisitions, and our ability to obtain additional capital. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company have been prepared in accordance with US GAAP. Certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with GAAP.

The results of operations presented in this quarterly report are not necessarily indicative of the results of operations that may be expected for any future periods. In the opinion of management, all adjustments which are of a normal recurring nature considered necessary for a fair presentation have been made in the accompanying unaudited financial statements.

NOTE 2 – ORGANIZATION AND GOING CONCERN

Diversified Resources Inc. ("the Company") was incorporated in the State of Nevada on March 19, 2009 to pursue mineral extraction in the United States.

Effective November 21, 2013 we acquired 100% of the outstanding shares of Natural Resource Group, Inc. in exchange for 14,558,150 shares of our common stock. In connection with this acquisition, the then President of the Company sold 2,680,033 shares of the Company's common stock to the Company for nominal consideration.  The shares purchased from the President were returned to the status of authorized but unissued shares. Additionally, the former principals of the Company assumed all of the debts of the Company at the date of the exchange.

On October 14, 2014, the Company acquired approximately 98% of the outstanding shares of BIYA Operators, Inc. ("BIYA") an independent oil and gas company. BIYA has oil and gas leases in the Horseshoe Gallop field in San Juan County, New Mexico covering approximately 10,100 acres and 48 producing wells. The majority of the leased acreage and producing wells are on Mountain Ute tribal land and are leased under an operating agreement with the tribe, which commenced on April 15, 2008.

On February 1, 2016, we acquired 100% of the outstanding shares of Diversified Energy Services, Inc. ("DESI"), a holding company comprised of three oilfield services companies.

As shown in the accompanying financial statements, the Company has incurred significant operating losses since inception, has an accumulated deficit of ($13,311,716) and has negative working capital of $5,379,415 at April 30, 2017.  As of April 30, 2017, the Company has limited financial resources.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The Company's ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to locate profitable mineral properties, generate revenue from planned business operations, and control exploration costs. Management plans to fund its future operations through joint ventures, cash flow from commercial production and oilfield and construction services. However, there is no assurance that the Company will be able to obtain additional financing from investors or private lenders, or that additional commercial production can be attained.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated unaudited financial statements include the accounts of Diversified Resources, Inc. and its wholly owned subsidiaries, Natural Resource Group, Inc., BIYA Operators, Inc. and Diversified Energy Services, Inc. Any inter-company accounts and transactions have been eliminated.

Nature of Operations

Our subsidiaries NRG and BIYA have oil and gas producing properties in Colorado and New Mexico, respectively. DESI offers a full range of services to the Rocky Mountain energy and construction industries and is dedicated to becoming the "one call, last call" solution to a full range of oil field service needs. DESI offers Crane Service, Well Site Construction, Materials Handling and
Disposal, Trucking Services, Equipment Operation, and Rigging to the energy industry in the Denver Julesburg Basin, the Rockies and San Juan basin in New Mexico. These services are primarily provided using DESI's fleet of equipment.
Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company holds only cash as of April 30, 2017.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of oil and gas reserve quantities provide the basis for the calculation of depletion, depreciation, and amortization, and impairment, each of which represents a significant component of the financial statements.  Actual results could differ from those estimates.

Revenue Recognition

We recognize oil and gas revenue from interests in producing wells as the oil and gas is sold. Revenue from the purchase, transportation, and sale of natural gas is recognized upon completion of the sale and when transported volumes are delivered. We recognize revenue related to gas balancing agreements based on the sales method. Our net imbalance position at April 30, 2017 and October 31, 2016 was immaterial.

We recognize revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the price is fixed or determinable. DESI prices services by the hour, day, or project depending on the type of service performed.

Accounts Receivable and Allowance for Doubtful Accounts

Our credit terms for our billings is net 30 days. Accounts receivables are determined to be past due if payments are not made in accordance with the terms and an allowance is recorded for accounts when there are indicators that the receivables may not be recovered. Customary collection efforts are initiated and receivables are written off when we determine they are not collectible and abandon these collection efforts.

We evaluate the past due accounts to setup an allowance for doubtful accounts on a regular basis for adequacy based upon our periodic review of the collectability of the receivables in light of historical experience, adverse situations that may affect our customers' ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Accounting for Oil and Gas Activities

Successful Efforts Method   We account for crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, drill and equip exploratory wells that find proved reserves, and drill and equip development wells are capitalized. Capitalized costs of producing crude oil and natural gas properties, along with support equipment and facilities, are amortized to expense by the unit-of-production method based on proved crude oil and natural gas reserves on a field-by-field basis, as estimated by our qualified petroleum engineers. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization amounts are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred. Assets are grouped in accordance with the Extractive Industries - Oil and Gas Topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

Depreciation, depletion and amortization of the cost of proved oil and gas properties are calculated using the unit-of-production method. The reserve base used to calculate depreciation, depletion and amortization ("DD&A") for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account.

Impairments - Long-lived assets, which include property, plant and equipment, and purchased intangibles subject to amortization with finite lives, are evaluated whenever events or changes in circumstances ("triggering events") indicate that the carrying value of certain long-lived assets may not be recoverable. Long-lived assets are reviewed for impairment upon the occurrence of a triggering event. An impairment loss is recorded in the period in which it is determined that the carrying amount of a long-lived asset is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets with such cash flows to be realized over the estimated remaining useful life of the primary asset within the asset group, excluding interest expense. The Company determined the lowest level of identifiable cash flows that are independent of other asset groups to be at the reporting unit level, which consists of  well servicing, fluid servicing, completion and remedial services and contract drilling. If the estimated undiscounted future net cash flows are less than the carrying amount of the related assets, an impairment loss is determined by comparing the fair value with the carrying value of the related assets.

Proved Property Impairment   We review individually significant proved oil and gas properties and other long-lived assets for impairment at least annually at year-end, or quarterly when events and circumstances indicate a decline in the recoverability of the carrying values of such properties, such as a negative revision of reserves estimates or sustained decrease in commodity prices. We estimate undiscounted future cash flows expected in connection with the properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amount of a property exceeds its estimated undiscounted future cash flows, the carrying amount is reduced to estimated fair value.

Unproved Property Impairment   Our unproved properties consist of leasehold costs and allocated value to probable and possible reserves from acquisitions. We assess individually significant unproved properties for impairment on a quarterly basis and recognize a loss at the time of impairment by providing an impairment charge. In determining whether a significant unproved property is impaired we consider numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, our geologists' evaluation of the property, and the remaining months in the lease term for the property.

Exploration Costs   Geological and geophysical costs, delay rentals, amortization of unproved leasehold costs, and costs to drill wells that do not find proved reserves are expensed as oil and gas exploration. We carry the costs of an exploratory well as an asset, if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well and as long as we are making sufficient progress assessing the reserves and the economic and operating viability of the well.  We did not incur any geological and geophysical costs for the three or six months ended April 31, 2017 and 2016.

Asset Retirement Obligations   Asset retirement obligations ("ARO") consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with our oil and gas properties. We recognize the fair value of a liability for an ARO in the period in which it is incurred when we have an existing legal obligation associated with the retirement of our oil and gas properties that can reasonably be estimated with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset.  The asset retirement cost is determined at current costs and is inflated into future dollars using an inflation rate that is based on the consumer price index. The future projected cash flows are then discounted to their present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense and included in our DD&A expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

The following table reconciles the asset retirement obligation for three months ended April 30, 2017 and year ended October 31, 2016:

	2017	2016

Asset retirement obligation as of beginning of period	$362,350	$321,101
Liabilities added	-	-
Liabilities settled	-	-
Revision of estimated obligation	-	-
Accretion expense on discounted obligation	13,508	41,249

Asset retirement obligation as of end of period	$375,858	$362,350

Property and Equipment

Property and equipment are stated at cost, expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of the assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in operations. All property and equipment are depreciated or amortized (to the extent of estimated salvage values) on the straight-line method and the estimated useful lives of the assets are as follows:
Heavy Equipment	3-15 years
Furniture and fixture	3-5 years
Vehicles	3-7 years

The components of a well servicing rig generally require replacement or refurbishment during the well servicing rig's life and are depreciated over their estimated useful lives, which ranges from 3 to 15 years. The costs of the original components of a purchased or acquired well servicing rig are not maintained separately from the base rig.

Income Taxes

We account for income taxes in accordance with Accounting Standards Codification ("ASC") Topic 740, Income Taxes.  Under this standard, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance when we cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized. Interest and penalties on tax deficiencies recognized in accordance with accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19. We follow ASC 740-10-05 Accounting for Uncertainty in Income Taxes which prescribes a threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Contingent Liabilities

The Company records contingent liabilities when the amounts were incurred and determined to be probable.  Otherwise the Company will disclose the matter(s) and provide a range or best estimate of the contingency in the notes to the financial statements.

Loss Per Share

The Company computes net loss per share in accordance with ASC Topic 260, "Earnings per Share," Under the provisions of the standard, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. During periods when losses occur, common stock equivalents, if any, are not considered in the computation as their effect would be anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Companies places its cash equivalents with a high credit quality financial institution. The Company periodically maintains cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $250,000.

Major Customers

As of April 30, 2017, three customers each comprised more than 10% of the Company's accounts receivable balance; at approximately 17%, 11% and 11%, respectively. Revenues from these customers represented 35%, 24% and 14% of the total revenues, respectively, for the six months ended April 30, 2017. No other customer exceeded 10% of total revenues for the six months ended April 30, 2017.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 "Leases (Topic 842)", which requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Statement of Cash Flows ("ASU 2016-15"), which is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The adoption of this guidance will not impact the Company's financial position or results of operations but could result in presentation changes on its statement of cash flows.

The Company does not believe that any other recently issued or proposed accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

Segment Disclosure

FASB Codification Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about an enterprise's reportable segments. The Company has two reportable segments: Exploration and Production (E&P) and the Services division. The segments are determined based on several factors, including the nature of product and service. Refer to Note 1 for a description of the various services performed by the Company. Prior to the February 1, 2016, the Company only had one reporting segment.

An operating segment's performance is evaluated based on its pre-tax operating contribution, or segment income. Segment income is defined as oil and gas sales and service revenue less cost of sales and services, and segment selling, general and administrative expenses.
Selected Financial Data;	Three months ended	Six months ended
	April 30, 2017	April 30, 2017

Sales
Oil and Gas	$13,645	$57,433
Oilfield Services	2,824,257	6,041,325
Total Sales	$2,837,902	$6,098,758

Segment income (loss) and reconciliation before tax
Oil and Gas	$(64,359)	$(160,342)
Oilfield Services	503,129	912,604
Total segment income (loss)	$438,770	$752,262

Reconciling items
General and administrative	$831,982	$1,695,365
Interest	49,501	102,551
Net loss	$(442,714)	$(1,045,655)

Total assets
Oil and Gas	$7,476,581	$7,476,581
Oilfield Services	11,956,803	11,956,803
	$19,433,381	$19,433,381

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
	April 30, 2017	October 31, 2016

Heavy equipment	$6,136,933	$7,316,088
Pickup trucks	794,790	844,494
Other property and equipment	2,317,037	2,443,364
	9,248,760	10,603,946
Less accumulated depreciation and amortization	(1,730,897)	(1,456,242)
Property and equipment, net	$7,517,863	$9,147,704

NOTE 5 – PARTICIPATION AGREEMENT

In January 2012, the Company entered into a participation agreement with a nonaffiliated company whereby the nonaffiliated company would advance up to $350,000 to conduct additional development of the underlying leases at the Garcia Field and drill and complete three additional wells on the acreage. As of October 31, 2016, $248,895 was due on the note. In 2017, this note was converted into a 1% overriding royalty interest in the 640 acre field and conversion of the principle into the drilling program that provides revenue sharing and 140% return on the contributed amount with no maturity date. See Note 14 for further details of the drilling fund.

NOTE 6 – NOTES PAYABLE – RELATED PARTY

In December 2010, the Company entered into a purchase and sale agreement to acquire certain oil and gas assets located in Adams, Broomfield, Huerfano, Las Animas, Morgan and Weld counties, Colorado. The Company issued 2,500,000 shares of its $0.01 par value common stock and a promissory note for $360,000 bearing interest at 10% with an original maturity date of March 1, 2011. The shares were valued at $1 per share based on sales of the Company's common stock to third-parties. The promissory note is collateralized by the property and equipment transferred and was subsequently subrogated to a convertible promissory note on April 12, 2012 and matures on December 2017.  The balance on the note is $107,070 at April 30, 2017 with interest accrued in the amount of $31,400.

In February 2016, the Company entered into a purchase and sales agreement to acquired DESI. As part of the purchase price, the Company issued an unsecured note for $2,000,000, to one of the owners of DESI, bearing interest at 2% with a maturity date of February 2018. Effective May 1, 2017, the Company divested and sold one of the subsidiary of DESI to its previous owner. As part of the sale the previous owner forgave the unsecured note issued above. See Note 15 for further details.

NOTE 7 – LONG TERM DEBT AND NOTES PAYABLES

Convertible Promissory Note—On October 14, 2014, the Company acquired approximately 98% of the outstanding shares of BIYA Operators, Inc. ("BIYA") an independent oil and gas company. The Company issued a promissory note in the principal amount of approximately $1,860,000 (subject to adjustment for unknown liabilities).  The note will be effective when certain leases covering Indian tribal lands have been issued.  The note is in arbitration for deduction in the principle balance related to undisclosed royalties, other liabilities, costs related to undisclosed spills and contamination and for the related lost production and revenue

In May 2012 BIYA entered into a settlement agreement with a previous partner for $1.2 million. The amount is non-interest bearing and has a minimum monthly payment of $10,000, plus one third of BIYA's net profits, as defined in the agreement. On April 1, 2015, the agreement was amended, where the balance due will bear interest at 6% a year and has a fixed monthly payment of $5,500 until paid in full. The balance due was $486,161 at April 30, 2017.

Secured Notes —In 2015, the Company issued secured notes in the principal amounts of $1,250,000, bearing interest at 12% payable quarterly beginning June 1, 2015 with a two year maturity date.  In January 2016, the Company issued secured notes in the principal amounts of $200,000, bearing interest at 12% payable quarterly beginning January 2016 with a two-year maturity date. The notes are collateralized by a first priority deed of trust on certain producing wells and their spacing units located in the Horseshoe Gallup Field. The notes and any interest outstanding may be converted, one time only, for new securities offered by the Company. The notes guarantee one year of interest which would be due even upon prepayment of the notes during the first year. The lenders received two year warrants which entitles the holders to purchase up to 360,000 shares of the Company's common stock at a price of $0.80 and $1.50 per common share, valued at approximately $126,000 at October 31, 2015, using the Black Scholes method. The value of the warrants has been recorded as discount on the note and a credit to additional paid in capital. The company recorded accretion of the discount in the amount of $18,000 for three months ended April 30, 2017. The secured notes had accrued interest payable of approximately $242,383 at April 30, 2017. As of April 30, 2017, secured notes totaling $650,000 are in default. None of the defaulted notes have been called by the lenders as of June 15, 2017.

In October 2016, the Company settled a lawsuit, pursuant to the terms of the settlement, the Company agreed to pay the plaintiffs $1,050,000 plus interest at 8% per year. The amount due the plaintiffs is payable between October 1, 2016 and December 31, 2019 with the first payment due October 1, 2016. The balance due was $838,500 at April 30, 2017. See note 12 for further details.

Installment Loan—The Company entered into an installment loan on July 4, 2013 bearing interest of 5.39%. The loan is payable in monthly installments of $464 over 48 months commencing August 4, 2013.  The loan is collateralized by a vehicle. On July 5, 2015, the Company entered into installment loans bearing interest of 3.62%. The loans are payable in monthly installments of $2,118 over 48 months. The loans are collateralized by two vehicles.

The Company entered into various installment loans in 2014 and 2015 bearing interest ranging from 0% to 4.5%. The loans are payable in monthly installments ranging from $715 and $4,000 over 36 to 60 months.  The loans are collateralized by heavy equipment, trucks and vehicles. On August 15, 2015, the Company entered into installment loans bearing interest of 4.5%. The loans are payable in monthly installments of $38,000 over 48 months and are collateralized by heavy equipment and trucks.

The following summarizes the notes payable at:

	April 30, 2017		October 31, 2016

Convertible promissory note		$-	$248,895
BIYA note	A	1,860,000	1,860,000
BIYA settlement		486,161	486,161
Convertible promissory notes		1,450,000	1,450,000
Discount on convertible promissory notes		(18,000)	(54,000)
DESI note	B	2,000,000	2,000,000
DESI settlement		838,458	1,050,000
Installment loan		1,573,077	2,965,598
		8,189,696	10,006,710
Less current portion		3,983,066	(1,384,191)
		$4,206,630	$8,622,519

A – See Note 7 for further details
B – See Note 6 for further details

NOTE 9 – INCOME TAXES

No provision was made for federal income tax for the three and six months ended April 30, 2017 and 2016, since the Company had net operating losses.

NOTE 10 – STOCKHOLDERS' EQUITY

The Company is authorized to issue 450,000,000 common shares of par value at $0.001 and 50,000,000 preferred shares of par value at $0.001. As of April 30, 2017, 42,305,352 shares of common stock were issued and outstanding. During the three months ended April 30, 2017, the Company sold 1 million shares as part of the sale of 20 units in Santa Fe Production Fund, LLC, see Note 14 for further details.

In October 2016, the Company Issued warrants to purchase 3,276,551 restricted shares of the Company's common stock.  The warrants can be exercised any time on or before January 1, 2027 at a price of $.05 per share. See Note 12 for further details.

NOTE 11 – RELATED PARTY TRANSACTIONS

Natural Resource Group, Inc. has a lease for office space in Littleton, Colorado, with Spotswood Properties, LLC, a Colorado limited liability company ("Spotswood"), and an affiliate of the president, effective January 1, 2009, for a three-year term. Commencing January1, 2010 the Company entered into a new lease for office space for a 3 year period ending January1, 2013. The lease provides for the payment of $2,667 per month plus utilities and other incidentals. The president of the Company owns 50% of Spotswood. The Company is of the opinion that the terms of the lease are no less favorable than could be obtained from an unaffiliated party. Spotswood was paid $14,000 and $5,333 for the three and six months ended April 30, 2017, respectively and $2,667 and $13,333 for the three and six months ended April 30, 2016, respectively.  The Company is currently leasing the office space on a month to month basis under the same terms and conditions as the lease that expired January 31, 2013. The Company had accrued rent payable of $5,334 to Sportswood at April 30, 2017.

The Company paid a director and shareholder $7,577 during the three and six months ended April 30, 2017 and $37,799 and $69,049 during the three and six months ended April 30, 2016, respectively for financial public relations consulting.

The Company paid the President's brother $20,892 and $42,527 during the three months ended April 30, 2017, respectively and $18,163 and $35,558 during the three months ended April 30, 2016, respectively for landman services.

Loan Guaranty
In 2015, one of the DESI's subsidiaries financed some of the heavy equipment and trucks as described in Note 4. Under the terms of the agreement the loan was guaranteed by then owners and current employee and shareholders of the Company.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal—The Company is subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

In March 2016 Gilbert Bernal and two companies he controls (collectively, the "Plaintiffs") filed a lawsuit against us in the District Court of Weld County, Colorado.  In their lawsuit, Plaintiffs claim that:

1.	Bernal had an ownership interest in Ultra Energy Solutions and Vinco Logistics, two of the three entities that combined to form Diversified Energy Services.
2.	Bernal never consented to the transfer of his interest in Ultra Energy Solutions and Vinco Logistics to Diversified Energy Services.
3.	Diversified Energy Services has possession of equipment owned by the Plaintiffs and has ignored Plaintiffs demand to return the equipment to the Plaintiffs.

Diversified Energy Services has refused to repay approximately $1.3 million loaned to Ultra Energy Solutions and Vinco Logistics by the Plaintiffs.

In October 2016, the Company and the Plaintiffs settled the lawsuit.  Pursuant to the terms of the settlement, the Company agreed to:

1.	Pay the Plaintiffs $1,050,000 plus interest at 8% per year. The amount due the Plaintiffs is payable between October 1, 2016 and December 31, 2019 with the first payment due October 1, 2016.
2.	Return equipment to the Plaintiffs.
3.	Issue Mr. Bernal warrants to purchase 3,276,551 restricted shares of the Company's common stock. The warrants can be exercised any time on or before January 1, 2027 at a price of $.05 per share.

In the event of default all amounts remaining unpaid will be immediately due and payable and the interest rate will increase to 18%. For the interest rate to remain at 8%, the Company is required to make the following payments:

●	no less than $100,000 by December 31, 2017;
●	no less than $100,000 by December 31, 2018; and
●	the balance of $107,995 by December 31, 2019.

If the Company fails to make any of these payments the interest rate will retroactively increase to:

●	14% for the period between October 1, 2016 through July 1, 2019; and
●	16% after July 1, 2019.
In the event the interest rate increases, the remaining payments to the Plaintiffs will be adjusted and all amounts payable to the Plaintiffs will be due on October 1, 2020.
Environmental—The Company accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded at their undiscounted value as assets when their receipt is deemed probable.

Concentration – The Company sells production to a small number of customers, as is customary in the industry. Yet, based on the current demand for oil and natural gas, the availability of other buyers, and the Company having the option to sell to other buyers if conditions so warrant, the Company believes that its oil and gas production can be sold in the market in the event that it is not sold to the Company's existing customers. However, in some circumstances, a change in customers may entail significant transition costs and/or shutting in or curtailing production for weeks or even months during the transition to a new customer.

The Company is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for the protection of the environment. The Company cannot predict the future impact of such standards and requirements, which are subject to change and can have retroactive effectiveness. The Company continues to monitor the status of these laws and regulations. Management believes that the likelihood of any of these items resulting in a material adverse impact to the Company's financial position, liquidity, capital resources or future results of operations is remote.

Currently, the Company has not been fined, cited or notified of any environmental violations that would have a material adverse effect upon its financial position, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred in the near term to bring the Company into total compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions which may be required, the determination of the Company's liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.

NOTE 13 – ACQUISITION

On February 1, 2016, the Company acquired 100% of the outstanding shares of DESI, a holding company comprised of three oilfield services companies, for 20,032,710 restricted shares of our common stock having a value of approximately $10,016,356, a promissory note in the principal amount of approximately $2,000,000 and the assumption of DESI's liabilities in the approximate amount of $4,162,900 (subject to adjustment for unknown liabilities). As a result, we recorded goodwill of $3,984,695. The note bears interest at 2% a year and is payable in February 2018.

DESI provides a wide range of services, including Crane and Rigging, Trucking Various Materials, Custom Fabrication, Well Site Construction; including Land cleaning/leveling/grading, Excavation and backfill, Access roads, Pad construction, Tank battery installation teardown, and replacement etc, Well Site Supervision, Pipeline Construction, Pressure Testing, Fencing, Environmental Remediation and Equipment Rental. DESI's operations are concentrated in northern Colorado and Wyoming.

The consolidated pro forma results of operations as if the acquisition had occurred at the beginning of the last fiscal year and the beginning of this fiscal year are as follows:

The consolidated unaudited pro forma operating revenue and net loss for the twelve months ended October 31, 2015 is $22.6 million and ($2.5) million, respectively, resulting in loss per share of $0.06. The consolidated unaudited pro forma operating revenue and net loss for the three months ended April 31, 2016 is $4.7 million and ($1.4) million, respectively, resulting in loss per share of $0.04.

The Company has included the results of DESI's operations in its consolidated financial statements beginning on February 1, 2016. Fair values of the assets acquired and liabilities assumed in the acquisition of DESI are summarized below:

Current assets, including cash and cash equivalents of $503,389	$3,906,845
Property, plant and equipment	8,270,765
Bonds and other assets	16,000

Total assets acquired	12,196,610
Current liabilities	(1,487,535)
Long-term liabilities	(3,156,940)

Net assets acquired	7,552,135
Goodwill	4,464,221
Net consideration	$12,016,356

The amounts shown above are considered preliminary and are subject to change once the Company receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed under the acquisition method. Thus, these amounts are subject to refinement, and additional adjustments to record fair value of all assets acquired and liabilities assumed may be required.

NOTE 14 – DRILLING FUND

In February 2017, the Company created Santa Fe Production Fund, LLC (SPD") for the purpose of offering units of production payment interest and common stocks in the Company. The Company offered up to 100 units at $25,000 per unit, each unit is comprised on the following detachable components:
●	$35,000 Production Payment Interest in current and future New Mexico production
●	50,000 shares of common stock

The production payment interest is an economic interest assigned to SPD by Diversified Resources in certain oil and gas wells located in San Juan County, New Mexico. Each unit's production payment interest will be paid from SPD. Payments will be allocated according to each member's pro rata percentage ownership interest. The definition of the production payment interest is 50% of gross monthly production revenues, after the deduction of taxes, royalties, transportation and lease operating expenses. No general corporate or G&A expenses will be deducted. The production payment will end when the investors have received $35,000 for each unit purchased. Once that 140% threshold has been reached for all investors, SPD will be terminated and the unit investors will cease having any economic interest in any future production and related payments.

On March 24, 2017, the Company signed a subscription agreement with ERG Diversified, LLC ("ERG"). Pursuant to the subscription agreement ERG purchased 20 units of SPD through an investment of $500,000.

In March 2017, the convertible note of $248,895 disclosed in Note 5 above was converted into 10 units of SPD and as such will be paid through the production payment. See Note 5 for further details.

NOTE 15 – SUBSEQUENT EVENTS

On May 1, 2017, the Company sold Champion, one of DESI's subsidiary to its former owner, Mr. Miller.  In consideration for the return of Champion, Mr. Miller forgave the $2,000,000 note he received when the Company acquired DESI in 2016 and surrendered 3,832,710 shares of the Company's common stock which he also received when DESI acquired Champion in 2016.

How We Evaluate Our Operations

Our management uses a variety of financial metrics to analyze our performance. The key financial metric we evaluate is Adjusted EBITDA.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) plus depreciation, depletion, amortization and accretion, share-based compensation; and excluding the effect of certain other non-cash or non-recurring items that we do not consider to be indicative of our ongoing operating performance such as, but not limited to and accrued liability related to the lawsuit. Adjusted EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and borrowers' ability to service debt. In addition, Adjusted EBITDA is used by our management for internal planning purposes including certain aspects of our consolidated operating budget and capital expenditures.

However, Adjusted EBITDA has limitations as an analytical tool because it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments, does not reflect changes in, or cash requirements for, working capital, does not reflect the cash requirements necessary to service principal payments on our outstanding debt, does not reflect payments made or future requirements for income taxes, and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results of operations. Adjusted EBITDA is a non-U.S. GAAP measure and should not be considered an alternative to net income (loss) or any other performance or liquidity measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of Adjusted EBITDA are not necessarily comparable to EBITDA as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income (loss).

The following table presents a reconciliation of net loss to Adjusted EBITDA and cash available for distribution for the three and six months ended April 30, 2017:

	Three months ended	Six months ended
	April 30, 2017	April 30, 2017

Net loss	(442,714)	(1,045,655)
Add (Less):
Depreciation, depletion, amortization and accretion	243,606	534,251
Interest	49,501	102,551

Adjusted EBITDA	(149,607)	(408,853)

Adjusted EBITDA per common share
Basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding
Basic and diluted	42,137,988	44,670,277

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our current officers and directors are listed below. Directors are generally elected at an annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified.  Executive officers are elected by directors and serve at the board's discretion.

Name	Age	Position

Paul Laird	59	Chief Executive Officer and a Director
Duane Bacon	78	Chief Operating Officer and a Director
Abdul Khan	41	Chief Financial and Accounting officer
Roger May	59	Director
Mike Miller	36	Director
Albert McMullin	58	Director
James Burke	59	Director

On November 21, 2013, we acquired all of the outstanding shares of NRG in exchange for 14,558,150 shares of our common stock.  In connection with this transaction, Paul Laird, Duane Bacon, Roger May and Albert McMullin were appointed as our officers and/or directors.

The principal occupations of our officers and directors during the past several years are as follows:

Paul Laird was appointed our Chief Executive Officer and a director on November 21, 2013.  Since 1997, Mr. Laird has been the Chief Executive Officer and a Director of NRG.  Between 2004 and 2009 Mr. Laird was the Chief Executive Officer of New Frontier Energy, Inc.  Mr. Laird has over 30 years of experience in the Rocky Mountain oil and gas industry.

Duane Bacon was appointed as our Chief Operating Officer and a director on November 21, 2013.  Since December, 2010 Mr. Bacon has been the Chief Operating Officer of NRG.  From 2000 to 2010, Mr. Bacon has been the President of Energy Oil and Gas, Inc. a private exploration and production company located in Longmont, Colorado.

Abdul Khan was appointed our Chief Financial and Accounting Officer on January 1, 2016.  Since 2014, Mr. khan has been working as consulting CFO on contract basis.  Mr. Khan has almost 20 years of experience with progressive leadership roles with medium and large E&P and midstream companies.

Roger May was appointed as one of our directors on November 21, 2013.   Since 2010, Mr. May has been a director of NRG.   Since 2005 Mr. May has been the Chief Executive Officer of RM Advisors, LLC, a firm that consults with development-stage companies in the areas of capital formation and corporate structure. Mr. May has over 25 years of experience in the financial industry with Rauscher Pierce and Schneider Securities.

Albert McMullin was appointed as one of our directors on November 21, 2013.  Mr. McMulllin has been a director of NRG since 2011.  Since 2010 he has been a senior Vice President of All American Oil and Gas Company, a firm focusing on enhanced oil recovery in California and Texas.  Between 2006 and 2010 Mr.  McMullin was the President of Standard Investment Company, a firm which provided consulting services to development stage companies.  He has over 35 years of experience in the energy field and has worked for Exxon, Atlantic Richfield and United Gas Pipeline.

Mike Miller was appointed as one of our directors on February 1, 2017. Mr. Miller has more than 15 years of Rocky mountain oil and gas experience in oil field services industry. Mr. Miller is founder and president of Champion oilfield services company that he grew from a one-man company to a multi-million dollar company with over 100 employee.

James Burke was appointed as one of our directors in September of 2016.  Between 2004 and 2010 Mr. Burke served as High Sierra general partner's Managing Director.  Between 2014 and 2016 Mr. Burke served as the President of NGL Energy Partners, LLP as well as a director of NGL.  Between September 2010 and 2014 Mr. Burke was the Chief Executive Officer of High Sierra. Mr. Burke, along with three others, co-founded Petro Source Partners, LP, where he ran six business units throughout the United States and Canada for over a 17 year span. Prior to that, Mr. Burke served as Manager of Crude Oil Acquisitions at Asamera Oil (U.S.) Inc. from 1981 to 1984. Mr. Burke began his career as a Crude Oil Representative at Permian Corporation, where he worked from 1978 to 1981. Mr. Burke also serves as the Managing Director of Impact Energy Services, LLC. Mr. Burke received his B.S. from the University of Colorado in 1978.

The basis for the conclusion that each current director is qualified to serve as a director is shown below.

Name	Reason

Paul Laird	Oil and gas exploration and development experience
Duane Bacon	Oil and gas exploration and development experience
Roger May	Investment banking experience
Albert McMullin	Oil and gas exploration and development experience
Mike Miller	Oil and Gas services experience
James Burke	Experience in the oilfield service and petroleum marketing industries.

Roger May and Albert McMullin are the members of our compensation committee. The Board of Directors serves as our audit committee.

Mr. May, Mr. McMullin and Mr Burke, are independent, as that term is defined in Section 803 A(2) of the NYSE MKT Company Guide.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of June 15, 2017 by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each of our officers; (iii) each of our directors; and (iv) all the officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

Name and Address	Number of Shares		Percentage
of Beneficial Owner	Beneficially Owned		of Class

Michael Miller 16461 HWY 52 Wiggins, CO 80654	5,032,710		11.21%

Bryan Dale 430 Lyons Street For Collins, CO 80522	3,659,289		8.15%

K W Capital, LTD 5516 West 2nd St Road Greeley, CO 80634	3,642,090		8.11%
%
Rocking R, LLC 25749 WCR# 53 Kersey, CO 80644	3,642,090		8.11%

BrokenN LLC 5208 West 14th Street Greeley, CO 80634	3,642,090		8.11%

Paul Laird	3,135,642		6.97%
1789 W. Littleton Blvd
Littleton, CO 80120

Duane Bacon
5982 Heather Way
Longmont, CO 80503	979,508	(1)	2.18%

Abdul Khan 1789 W. Littleton Blvd Littleton, Co 80120	150,000		.3%

Roger May
2780 Indiana Street
Golden, CO 80401	412,174		1%

Albert McMullin
4501 Merrie Lane
Belaire, TX 77401	425,000	(2)	1%

James Burke 3200 Cherry Creek S Drive #470 Denver, CO 80209	-		-

All officers and directors
as a group (Seven persons).	24,720,593		55.06%

(1)	Shares are held in the names of Duane and Ruth Bacon.
(2)	Shares are held in the name of partnerships controlled by Mr. McMullin.